EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2006 related to the statement of revenues and certain operating expenses for Woodcrest Center for the year ended December 31, 2004, our report dated March 22, 2006 related to the statement of revenues and certain operating expenses for Burnett Plaza for the year ended December 31, 2005, our report dated June 27, 2006 related to the statement of revenues and certain operating expenses for Paces West for the year ended December 31, 2005, our report dated August 9, 2006 related to the statement of revenues and certain operating expenses for Riverside Plaza for the year ended December 31, 2005, our report dated August 9, 2006 related to the statement of revenues and certain operating expenses for the Terrace for the year ended December 31, 2005, our report dated January 9, 2007 related to the statement of revenues and certain operating expenses for Three Parkway for the year ended December 31, 2005, and our report dated January 9, 2007 related to the statement of revenues and certain operating expenses for Bank of America Plaza for the year ended December 31, 2005 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Current Reports on Form 8-K/A of Behringer Harvard REIT I, Inc.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 2, 2007